EXHIBIT 10.4

NON-COMPETITION AGREEMENT

Dated as of February 13, 2001,

among

KPMG CONSULTING, LLC,

KPMG CONSULTING, INC.

and

KPMG LLP

NON-COMPETITION AGREEMENT

            THIS NON-COMPETITION AGREEMENT (the “Agreement”), dated as of February 13, 2001, is among KPMG LLP, a Delaware registered limited liability partnership (the “Partnership”), KPMG Consulting, Inc., a Delaware corporation (“Consulting, Inc.”), and KPMG Consulting, LLC, a Delaware limited liability company (“LLC,” and together with Consulting, Inc., “Consulting”).

W I T N E S S E T H

            WHEREAS, the Partnership has separated its Consulting Business (as hereinafter defined) from its accounting and tax businesses;

            WHEREAS, the Partnership formed Consulting, Inc. and LLC in connection with the transfer to LLC of certain of the operating assets, properties, personnel and liabilities related to the Consulting Business held by the Partnership and certain Subsidiaries of the Partnership so that from and after the Effective Date the Consulting Business was held by Consulting;

            WHEREAS, the Partnership and Consulting desire to clearly distinguish the types of professional services that will be provided by each of the Partnership and Consulting;

            WHEREAS, the Partnership and Consulting entered into the Division of Services Agreement dated as of January 31, 2000 (the “Original Agreement”) which shall remain in effect until the earlier of the occurrence of an IPO or a Change in Control (each as defined herein); and

            WHEREAS, the Partnership and Consulting desire to amend and restate the terms of the non-competition provisions contained in the Original Agreement, such amendment and restatement to be effective only upon the earlier of the occurrence of an IPO or a Change in Control.

            NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership and Consulting each hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATIONS AND EFFECTIVENESS

            Section 1.1.   Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

            “BMP” means the Partnership’s proprietary Business Measurement Process methodology used in connection with assurance services.

            “Change in Control” shall mean:

(i) a sale or transfer to a non-affiliated third party of all or substantially all of the assets of Consulting on a consolidated basis in any transaction or series of related transactions;

(ii) any merger, consolidation or reorganization in which Consulting is a party, except for a merger, consolidation or reorganization in which Consulting is the surviving corporation and, after giving effect to such merger, consolidation or reorganization, the holders of Consulting’s outstanding equity (on a fully diluted basis) immediately prior to the merger, consolidation or reorganization will own in the aggregate immediately following the merger, consolidation or reorganization Consulting’s outstanding equity (on a fully diluted basis) either (i) having the ordinary voting power to elect a majority of the members of Consulting’s Board of Directors to be elected by the holders of Common Stock and any other class which votes together with the Common Stock as a single class or (ii) representing at least 50% of the equity value of Consulting as reasonably determined by the Board of Directors; or

(iii) any Person, other than the Partnership or its affiliates, acquires beneficial ownership of 50% or more of the outstanding equity of Consulting generally entitled to vote on the election of directors.

            “Consulting” has the meaning set forth in the Preamble.

            “Consulting Business” means the business of Consulting, which shall consist of the provision of the Consulting Services and the Consulting Supporting Services.

            “Consulting, Inc.” has the meaning set forth in the Preamble.

            “Consulting, LLC” has the meaning set forth in the Preamble.

            “Consulting Services” means those services provided by Consulting and the Transferred Subsidiaries to their clients immediately following the Effective Date, which consists of the Systems Integration and Integrated Solutions Services, and in particular those services listed on Appendix A hereto identified as Consulting Services, and any New Consulting Services.

            “Consulting Supporting Services” shall mean those Consulting Services that are necessary or advisable to be provided in connection with or related to the provision of any of the Partnership Services to be provided to any client of the Partnership Business.

            “Dispute” has the meaning set forth in Section 3.1.

            “Effective Date” means January 31, 2000.

            “IPO” shall mean the initial public offering of the common stock of Consulting, Inc. registered under the Securities Act of 1933, as amended.

            “New Consulting Service” shall mean a service related to the Consulting Services that is not currently provided by the Partnership or Consulting but which the Parties agree, in accordance with the terms of this Agreement, shall constitute a Consulting Service.

            “New Partnership Service” shall mean a service related to the Partnership Services that is not currently provided by the Partnership or Consulting but which the Parties agree, in accordance with the terms of this Agreement, shall constitute a Partnership Service.

            “New Service” shall mean a New Consulting Service or a New Partnership Service.

            “Original Agreement” shall have the meaning set forth in the recitals.

            “Partnership Services” means those services provided by the Partnership or its Retained Subsidiaries immediately following the Effective Date, which consists of the assurance and tax services currently provided by the Partnership, other than Consulting Services, including without limitation, attestation and verification services, business risk and technology risk management services, and other services utilizing BMP as a platform for the delivery of such services, including but not limited to those services identified on Appendix A attached hereto as Assurance Services, and the New Partnership Services.

            “Partnership Supporting Services” shall mean those Partnership Services that are necessary or advisable to be provided in connection with or related to the provision of any of the Consulting Services to clients of the Consulting Business.

            “Party” means the Partnership, Consulting, Inc. or LLC.

            “Person” means an individual, corporation, partnership, limited liability company, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative, governmental authority or agency, or any group of Persons acting in concert.

            “Retained Subsidiaries” means any Subsidiary of the Partnership at any time after the Effective Date, but excluding Consulting and the Transferred Subsidiaries.

            “Systems Integration and Integrated Solutions Services” means services related to the installation and implementation of hardware and software products, electronic commerce and other internet-based solutions and related information technology services, including without limitation, software development, resale, distribution and evaluation of third-party products, strategic and operations advice and assistance, including without limitation, operational or process redesign, operations improvement of a client’s internal processes or the information flows required to support those operations; provided, that such services shall be subject to any limitations set forth in Appendix A.

            “Subsidiary” means, when used with reference to any Party, any corporation, partnership, limited liability company or other entity, a majority of the outstanding voting power of which is owned directly or indirectly by such Party.

            “Transferred Subsidiaries” means any Subsidiary which relates to the Consulting Business and which is transferred to Consulting or a Subsidiary of Consulting.

            Section 1.2. Rules of Construction. In this Agreement, unless a clear contrary intention appears:

(1) singular numbers includes the plural and vice versa;

(2) reference to any gender includes the other gender;

(3) reference to any Section means such Section of this Agreement and references in any Section or definition to any clause means such clause of such Section or definition;

(4) “herein”, “hereunder”, “hereof”, “hereto”, and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;

(5) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(6) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;” and

(7) headings contained in this Agreement have been inserted for convenience of reference only and are not to be used in construing this Agreement.

            Section 1.3.   Effectiveness of this Agreement. This Agreement shall become effective upon the earlier to occur of (i) the consummation of an IPO, or (ii) the consummation of a Change in Control. Prior to the effectiveness of this Agreement, the Original Agreement shall be in full force and effect.

ARTICLE II

NON-COMPETITION

            Section 2.1.   Non-Competition. (a) From and after the Effective Date, Consulting may provide the Consulting Services and shall not, directly or through any Person controlling, controlled by, or under direct or indirect common control with Consulting, engage in the provision of any Partnership Services.

            (b)   From and after the Effective Date, the Partnership may provide the Partnership Services and shall not, directly or through any Person controlling, controlled by, or under direct or indirect common control with the Partnership, engage in the provision of any Consulting Services.

            Section 2.2.   New Services. The Partnership and Consulting acknowledge that each of the Partnership Business and the Consulting Business will, in the future, involve the provision of services not currently provided by either the Partnership or Consulting and each agrees that it is advisable and in the best interests of each of the Parties to provide a mechanism to evaluate the appropriate Party to provide such services during the term of this Agreement. In furtherance thereof, the Partnership and Consulting hereby agree that any New Service shall become part of the business with respect to which such service most closely relates at the time. To facilitate this agreement, each Party shall, upon the written request of the other Party, but in any event no later than March 31 and September 30 of each year during the term of this Agreement, provide the other Party with information describing in reasonable detail New Services which have been made available by the Party since the last report. The Party offering such New Service shall have the exclusive right to do so and such service shall be included within the definition of the services provided by such Party as set forth herein unless the other Party sends written notice of its objection thereto within 30 days of receipt of written notification. Any such objection shall be considered a Dispute and shall be resolved in accordance with the provisions of this Agreement.

            Section 2.3.   Additional Considerations and Agreements. (a) Nothing in this Agreement shall limit the right of either Party to hire the personnel needed to provide the services to be provided by such Party consistent with the terms of this Agreement.

            (b)   During the term of this Agreement, Consulting shall not become a licensed certified public accounting firm and the personnel of Consulting shall not hold themselves out as certified public accountants or provide any advice or interpretation of any accounting standards, literature or rules and the interpretation thereof as promulgated by the applicable standard setting bodies, including without limitation, the Financial Accounting Standards Board, the American Institute of Certified Public Accountants and the Securities and Exchange Commission, or the successors thereto, in any manner or by any means. The Partnership shall not become a systems integrator.

            (c)   Each Party shall have the right to determine the appropriate titles for its personnel, based on market acceptance and demand. Notwithstanding the foregoing, the Partnership and Consulting each agree that, during the term of this Agreement, it is advisable and in the best interests of each of the Parties to limit the competition between the Partnership Business and the Consulting Business with respect to the recruitment of personnel and in that regard the Partnership hereby agrees to use all reasonable efforts to avoid the use of the term “consultant” in connection with its recruiting efforts.

            (d)   The Partnership shall have the right to develop technology tools to support and facilitate the delivery of the Partnership Services. The Partnership may, but shall not be required to, utilize the services of Consulting, other joint venture or alliance partners or any third party vendor or contractor in connection with such development. The Partnership shall have the right to enter into other joint ventures or alliances, or to use any third party vendors or contractors in the development and/or delivery of non-technology tools and Partnership Services.

            (e)   To the extent any client engagement as of the Effective Date involved the services of both the Partnership and Consulting, the Parties agree to negotiate in good faith the appropriate arrangements necessary to continue such engagement following the Effective Date if the Parties so desire in a prime/subcontractor relationship with fees payable by the client for such contract work.

            (f)   The Partnership and Consulting each agree that it is advisable and in the best interests of the Parties to provide a mechanism to avoid a situation in which the Partnership and Consulting each submit a proposal to a client to provide similar services to such client. If either Party obtains information or otherwise becomes aware that the Partnership and Consulting each intend to submit a proposal to a client with respect to the same potential engagement, the Party with such information (the “Notifying Party”) shall send written notice to the other Party (the “Receiving Party”) setting forth the name of the client and a description of the services to be provided in connection with such engagement. Within five (5) business days of receipt of such notice the Receiving Party shall send the Notifying Party a response indicating whether it intends to submit a proposal with respect to such engagement and, if so, why it believes it is the appropriate Party to submit the proposal. Within two (2) business days of receipt of a response indicating the Receiving Party’s intention to submit a proposal, the Notifying Party will send the Receiving Party written notice of objection if the Receiving Party also intends to submit a proposal and such objection shall be considered a Dispute and shall be resolved in accordance with the provisions of this Agreement.

            (g)   (i)   The Partnership and Consulting each agree that nothing set forth herein shall prohibit the Partnership from acquiring, purchasing or otherwise combining with, and following such acquisition, purchase or combination, actively engaging in, any business that has a subsidiary, division, group, franchise or segment that is engaged in any Consulting Services, and termination of this Agreement shall not occur, so long as such the Partnership divests itself or causes the divestiture of such subsidiary, division, group, franchise or segment within six months of the date of such acquisition, purchase or combination.

                    (ii)   This Agreement and the rights and obligations of the Parties hereunder shall terminate in the event the Partnership enters into a merger, consolidation, amalgamation or other business combination involving the Partnership or KPMG International which results in the Partnership (either directly or through any other Person controlling, controlled by, or under direct or indirect common control with the Partnership) providing consulting services comparable to those offered by Consulting if the Partnership fails to divest as required pursuant to Section 2.3(g)(i).

                    (iii)   In the event that this Agreement is terminated pursuant to Section 2.3(g)(ii), Partnership shall pay to Consulting any damages suffered by Consulting as a result of an event described in Section 2.3(g)(ii). The Parties shall negotiate in good faith for a period of 30 days to determine the amount of any such damages, and if the Parties are unable to agree within such 30 day period, the matter shall be resolved as a Dispute under Article IV.

            (h)   (i)   The Partnership and Consulting each agree that nothing set forth herein shall prohibit Consulting from acquiring, purchasing or otherwise combining with, and following such acquisition, purchase or combination, actively engaging in, any business that has a subsidiary, division, group, franchise or segment that is engaged in any Partnership Services, and termination of this Agreement shall not occur so long as Consulting divests itself or causes the divestiture of such subsidiary, division, group, franchise or segment within six months of the date of such acquisition, purchase or combination.

                    (ii)   This Agreement and the rights and obligations of the Parties hereunder shall terminate in the event Consulting enters into a merger, consolidation, amalgamation or other business combination involving Consulting which results in Consulting (either directly or through any other Person controlling, controlled by, or under direct or indirect common control with Consulting) providing assurance or tax services comparable to those offered by the Partnership if Consulting fails to divest as required pursuant to Section 2.3(h)(i).

                    (iii)   In the event that this Agreement is terminated pursuant to Section 2.3(h)(ii), Consulting shall pay to the Partnership any damages suffered by the Partnership as a result of an event described in Section 2.3(h)(ii). The Parties shall negotiate in good faith for a period of 30 days to determine the amount of any such damages, and if the Parties are unable to agree within such 30 day period, the matter shall be resolved as a Dispute under Article IV.

            (i)   The Parties agree that each of them may, but shall be under no obligation to, refer clients to one another. In no event shall the Parties pay referral fees, commissions or other compensation for any such referrals to each other or to any subsidiary, affiliate, partner, principal, employee or agent of the other entity.

            (j)   The Parties agree that they will not enter into any co- or joint marketing, advertising or similar agreements or arrangements which (i) are inconsistent with the agreements in Section 2.3(i), and (ii) do not clearly state that the Partnership and Consulting are separate firms.

ARTICLE III

DISPUTE RESOLUTION

            Section 3.1.   Escalation. Except as provided in Section 4.2 hereof, if a dispute, claim or controversy arises out of or arises in connection with this Agreement, including, but not limited to, the termination or validity hereof (a “Dispute”), the Partnership and Consulting agree to use the following procedures, in lieu of either Party initially pursuing other available remedies, to resolve the Dispute. The Parties agree that they will first attempt to settle any Dispute arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation between business executives with authority to resolve the Dispute. Prior to taking action as provided in Section 3.2, the Parties shall first submit the Dispute to an appropriate corporate officer or partner of each Party for resolution, and if such corporate officer and partner are unable to resolve such Dispute, either Party may request that their respective chief executive officers, or their respective delegees, attempt to resolve such Dispute. The officers or delegees to whom any such claim or controversy is submitted shall attempt to resolve the Dispute through good faith negotiations over a reasonable period, not to exceed 30 days in the aggregate unless otherwise agreed. Such 30-day period shall be deemed to commence on the date of a notice from either Party describing the particular Dispute.

            Section 3.2.   Submission to Mediation. If, within 30 days after such meeting of officer and partner or delegees, the Parties have not succeeded in negotiating a resolution of the Dispute, the Partnership and Consulting agree to refer the matter to a panel consisting of one (1) senior partner or the delegee thereof from the Partnership and one (1) executive officer or the delegee thereof from Consulting (which individuals or delegees shall not have been, as much as practicable, directly involved in the Dispute) for review and resolution. These individuals are referred to herein as the “Senior Executives.” Upon such referral, the Senior Executives shall review the following materials provided by the Partnership and Consulting: a copy of the terms of this Agreement and a concise (less than 10 page) summary of the basis of each party’s contentions, including the relevant facts and areas of disagreement. If the Dispute cannot be resolved by the Senior Executive panel pursuant to this Section 3.2 within 30 days of the referral of such Dispute, the Partnership and Consulting may then pursue the remedies contemplated by Section 3.3 and 3.4.

            Section 3.3.   Arbitration. Any dispute that is not resolved by negotiations pursuant to Section 3.2 will, upon written notice by either Party to the other Party involved in the Dispute, be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules. Within ten (10) business days after the commencement of arbitration, each Party shall select one person to act as arbitrator and the two arbitrators so selected shall select a third arbitrator within ten (10) business days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator within such time period, the third arbitrator shall be selected by the AAA within the (10) business days following a written request by any of the parties to the AAA. The place of arbitration shall be New York, New York, and the language of the arbitration shall be English. It is understood and agreed by the Parties that money damages might not be a sufficient remedy for any breach of this Agreement, and that, notwithstanding anything else set forth in this Section 3.3 concerning the arbitration of disputes and the procedure for such arbitration, and pending the outcome of any such arbitration, the Parties shall be entitled to seek and obtain injunctive relief as a provisional remedy for any such breach, which shall not be deemed to be the exclusive remedy for any such breach but shall be in addition to all other provisional remedies available at law or equity. The prevailing Party in the arbitration shall be entitled, in addition to such other relief as may be granted, to its reasonable attorney’s fees and other costs reasonably incurred in such arbitration. The Parties specifically agree to be bound by the decisions rendered by the arbitration panel provided for herein and agree not to submit a dispute subject to this Section 3.3 to any national, federal, state, provincial, local or other court or arbitration association except as may be necessary to enforce the decision rendered by the arbitrators. The Parties hereby agree that the existence of a Dispute and the details thereof shall be considered confidential information, and each Party agrees not to disclose such information to any other Person except those of its personnel that have a need to know such information for purposes of attempting to resolve the Dispute.

            Section 3.4.   Injunctive Relief. Nothing contained in this Article III shall prevent either Party from resorting to judicial process, in accordance with Section 4.2 if injunctive or other equitable relief from a court is necessary to prevent serious and irreparable injury to one Party or to maintain the status quo before, during or after the commencement of the mediation process set forth in this Article III. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely either Party’s right to assert any claim or defense.

ARTICLE IV

MISCELLANEOUS PROVISIONS

            Section 4.1.   Entire Agreement. This Agreement constitutes the only agreement between the Parties with respect to the subject matter hereof, there being no prior written or oral promises or representations not incorporated herein or therein.

            Section 4.2.   Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, as though all acts and omissions related hereto occurred in New York. Any lawsuit arising from or related to this Agreement shall only be brought, to the extent permitted by Section 3.3 and 3.4, in the United States District Court for the Southern District of New York or in any state court in the State of New York. To the extent permissible by law, the Parties hereby consent to the jurisdiction and venue of such courts. Each Party hereby waives, releases and agrees not to assert, and agrees to cause its Affiliates to waive, release and not assert, any rights such Party or its Affiliates may have under any foreign law or regulation that would be inconsistent with the terms of this Agreement as governed by New York law.

            Section 4.3.   Amendment; Waiver. No amendment or modification of the terms of this Agreement shall be binding on any Party unless reduced to writing and signed by an authorized representative of the Party to be bound. The waiver by any Party of any particular default by the other Party shall not affect or impair the rights of the Party so waiving with respect to any subsequent default of the same or a different kind; nor shall any delay or omission by either Party to exercise any right arising from any default by the other Party affect or impair any rights which the non-defaulting Party may have with respect to the same or any future default.

            Section 4.4.   Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not affect the validity of the remaining provisions of this Agreement, and the Parties shall substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provision. Without limiting the generality of the foregoing, if any provision of this Agreement shall be determined, under applicable law, to be overly broad in duration, geographical coverage or substantive scope, such provision shall be deemed narrowed to the broadest term permitted by applicable law and shall be enforced as so narrowed.

            Section 4.5.   Counterparts. For convenience of the Parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

            Section 4.6.   Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective Affiliates, successors and permitted assigns and shall not confer upon any other Person any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement.

            Section 4.7.   Notices. All notices which either Party may be required or desire to give to the other Party shall be in writing and shall be given by personal service, telecopy, registered mail or certified mail (or its equivalent), or overnight courier to the other Party at its respective address or telecopy telephone number set forth below. Mailed notices and notices by overnight courier shall be deemed to be given upon actual receipt by the Party to be notified. Notices delivered by telecopy shall also be confirmed in writing by the sending Party by overnight courier and shall be deemed to be given upon actual receipt by the Parties to be notified.

            If to the Partnership:

KPMG LLP
345 Park Avenue
New York, NY 10154
Attention: Chairman

            with a copy to:

KPMG LLP
345 Park Avenue
New York, NY 10154
Attention: General Counsel

            If to Consulting:

KPMG Consulting, Inc.
1676 International Drive
McLean, Virginia 22102
Attention: Chief Executive Officer

            with a copy to:

KPMG Consulting, Inc.
1676 International Drive
McLean, Virginia 22102
Attention: General Counsel

A Party may change its address or addresses set forth above by giving the other Party notice of such change in accordance with the provisions of this Section.

            Section 4.8.   Termination. This Agreement and the rights and obligations of the Parties hereunder shall terminate on the earliest to occur of (i) the mutual agreement of the Parties or (ii) the fifth anniversary of the closing of the earlier of the IPO or a Change in Control or (iii) the date of a termination pursuant to Section 2.3.

            Section 4.9.   Section Headings. All Section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

            Section 4.10.   Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

            Section 4.11.   Performance. Each Party shall cause to be performed, and hereby guarantee the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

            Section 4.12.   Limitation. The Parties understand and acknowledge that this Agreement is among the Partnership, Consulting, Inc. and LLC and that their respective partners, principals, officers, directors, shareholders and members are not liable hereunder in their capacity as such.

      IN WITNESS WHEREOF, each of the Parties hereto have caused this Agreement to be signed by its authorized representatives as of the date first above written.
KPMG LLP
By:	/s/ Stephen G. Butler
Name: Stephen G. Butler Title: Chairman
KPMG CONSULTING, LLC
By:	/s/ Randolph C. Blazer
Name: Randolph C. Blazer Title: President and CEO of KPMG Consulting, Inc., member
KPMG CONSULTING, INC.
By:	/s/ Randolph C. Blazer
Name: Randolph C. Blazer Title: President and CEO

Appendix A to the Non-Competition Agreement

Non-Competition Between Assurance And Consulting

This document is Attachment A to the Non-Competition Agreement and is intended to describe the division of services between Assurance and Consulting.

Service	Assurance	Consulting

Systems Integration Services	Performs none.	Provides all such services.

Attestation Services (1)	Performs all. This applies to attestation services related to financial and non financial information, including the authentication/audit ing of electronic and digital transactions.	Performs none.

(2) Accounting Services	Provides all accounting, and bookkeeping services (including accounting issue resolution, compilations and compilation assistance, accounting record reconstruction, reconciliation assistance, account analysis and regulatory compliance reviews)	Performs information tasks in conjunction with and as a part of financial systems implementations and program management of large scale programs. This is not provided as a discrete service offering.

Corporate Transactions, including:

• Valuation Services	• Performs none.	• Performs all.

• Transaction Services	• Performs all.	• Performs none.

• Corporate Recovery	• Performs all.	• Performs none.

• Corporate Finance	• Performs all.	• Performs none.

• Merger and Integration Services	• Provides as to Partnership Services	• Provides as to Consulting Services

Actuarial Services	Performs all.	Performs none.

Management Advisory Services	Performs all.	Performs none.

Service	Assurance	Consulting

Litigation and Forensics	Performs all, including: • Litigation Support • Intellectual Property Management • Integrity Management and Ethics • Forensics and Fraud Detection and Prevention • Channel Management	Not a discrete service. May provide expert testimony as requested by clients.

(3) Executive Search	Performs none.	Performs none in the US.

Finance and Accounting Outsourcing	Provides functional design and workforce to operate outsourced processes, and manages engagements.	Provides technology solution and support for systems and networks supporting engagements. Consulting is expected to be the solution provider.

Financial Risk Management	Financial Risk Management includes services that assist a client in understanding its financial risks, designing mechanisms to control and mitigate risks, and analyzing the implications of those risks. Financial risks include derivative risks, credit risks, treasury risks and other financial instrument risks.	Provides none

Business Risk Management	Provides evaluative, diagnostic and solution services for all areas of business risk.	Provides technology integration services in business risk engagements.

Internal Controls	Performs assessments, designs and implements solutions related to internal controls and as further defined under Information Risk Management below. Explicitly performs	Implements technology solutions.

Service	Assurance	Consulting

assessment, design and implementation of internal controls around information security and privacy. Provides reports on the adequacy of systems of internal controls.

Business Measurement and Information Flows	Provides services related to the evaluation and/or attestation of information flows, including analyzing information in systems, using analytics to understand this information and measurement of business achievements. Services will focus on information efficacy, privacy, reuse and management, as well as attestation of information flows.	Provides technology integration services.

Strategy Consulting	Provides none	Provides all

Business Process Reengineering	Provides none	Provides all

Business Process Analysis	Business Process Analysis services are a natural extensions of the BMP methodology and continuous improvement aspects of the BMP methodology.	Provides technology and integration services to support Business Process Analysis engagements.

Business Process Analysis services assists companies in understanding how they produce financial information for internal and external uses. Such services include financial information flows in the

Business Process Analysis is limited to:

Service	Assurance	Consulting

areas of the finance function and operations.

Business Process Analysis is limited to:

• analyzing a business process to understand its objectives,

• understanding the impediments to achievement of those objectives, and

• making recommendations to improve the controls to mitigate risk and improve the process.

Business Process Analysis does not include integrating technology solutions into the process. Assurance can provide Business Process Analysis services for all companies with which KPMG LLP has a BMP based attestation/verification relationship.

Assurance shall not perform Business Process Analysis services for companies with which KPMG LLP does not have a BMP based attestation/verification relationship unless they are below the following criteria or unless Consulting declines to perform such engagements:

Commercial entities listed in Fortune’s 1,500 largest

Service	Assurance	Consulting

companies based on revenues*

Banks and Bank Holding Companies listed in the American Bankers’ Top 50 in Assets, and any other financial services entity including insurance, mortgage banking, brokerage, credit card processors or other whose assets are the same size as the 50 largest Banks*

Health Care Providers in systems that include 7 or more acute care facilities*

Federal Government, State Governments and the 10 Largest Local Government units*

Top 100 Research Universities, all state-wide University systems and all major state and private University medical hospitals*

Regulatory Services	Provides all evaluative, diagnostic and solution services for areas of regulatory risk. Renders attest, compliance and consultative reports in this area.	Provides no regulatory services except for technology integration services to support regulatory services engagements.

(4) Quality Registrar	Provides all, including ISO registrar services.	Provides none

(5) Information Risk Management

Service	Assurance	Consulting

• Functional Solutions	• Assurance is explicitly responsible for assessing the quality of Internal Controls and for providing solutions where improvements are warranted or weaknesses exist.	• Consulting may contract with assurance providers, whereby assurance providers will provide functional internal controls design expertise on large scale systems integration service offerings including ERP,
e-Engineering and Supply Chain type engagements.

	• Assurance provides a range of Business Continuity Management (BCM) services including Systems Availability, Systems Reliability, and Systems Recoverability assessments.	• Implements technology solutions to respond to BCM issues.

• Technical Solutions	Assurance will provide the technology solutions that focus on the Internal Controls Infrastructure.	Consulting provides technical solutions to systems integration engagements including Analysis, Design, Architecture, Implementation, and Quality Assurance.

• Security Services Including Privacy(1)	Assurance provides these services from an internal controls perspective in response to demand for security and privacy services at an enterprise, departmental, or application level.	Consulting provides these services from a systems integration perspective in response to demand for security and privacy services as part of an overall information systems architecture or systems integration engagement.

	These services focus on assessment, and strategy development, architecture,	Consulting may partner with assurance providers to provide functional services should

1	This is an area that Assurance and Consulting will have in common. However, each practice engages the market for these services from different perspectives. Assurance from an internal controls perspective and Consulting from a systems integration perspective.